Exhibit 99.1

                SECOND QUARTER INCOME FROM CONTINUING OPERATIONS
                 INCREASES 83% TO $161 MILLION ($0.36 Per Share)

     DENVER, July 27 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE:
NEM) today announced second quarter income from continuing operations of $161 million ($0.36 per share) compared with $88 million ($0.20 per share) for the second quarter of 2005. For the first half of 2006, income from continuing operations was up 116% to $374 million ($0.83 per share) compared with $173 million ($0.39 per share) for the first half of 2005. Second quarter highlights included:

     * Consolidated gold sales of 1.9 million ounces (1.4 million equity ounces) at costs applicable to sales of $298 per ounce and an average realized price of $605 per ounce;

     * Net cash provided from continuing operations of $344 million in the second quarter after a $160 million increase in working capital and the non-cash, physical delivery of $48 million in gold to repay debt in the second quarter; and

     * Cash and cash equivalents, marketable securities and short-term investments of $1.5 billion at June 30.

     Wayne W. Murdy, Chairman and Chief Executive Officer, said, "During the second quarter and for the first half of the year, we generated substantial earnings growth and gold price leverage for our shareholders. Net income from continuing operations grew by over 80% in the second quarter and more than doubled in the first half of 2006 on gold price increases of approximately 40%. We also achieved project milestones in Ghana and Nevada with initial processing at our Ahafo and Phoenix operations. Additionally, we are pleased to announce the third quarter sale of our Black Gold oil sands property in Alberta, Canada for approximately $280 million."

FINANCIAL (in millions,
except per share)                     Q2 2006    Q2 2005    YTD 2006   YTD 2005
-----------------------------------   --------   --------   --------   --------
   Revenues                           $  1,310   $    997   $  2,458   $  1,942
   Net cash provided from
    continuing operations             $    344   $    135   $    584   $    322
   Income from continuing
    operations                        $    161   $     88   $    374   $    173
   Income from continuing
    operations per common share       $   0.36   $   0.20   $   0.83   $   0.39

OPERATING
   Consolidated gold sales
    (000 ounces)(1)                      1,870      1,990      3,709      3,964
   Equity gold sales
    (000 ounces)(1, 2)                   1,384      1,537      2,776      3,088
   Average realized gold
    price ($/ounce)                   $    605   $    421   $    580   $    423
   Costs applicable to sales
    ($/ounce)                         $    298   $    242   $    286   $    239

(1) Includes 23,000 and 37,200 ounces for the three and six month periods ended June 30, 2006, respectively, from Leeville and Phoenix start-up activities, which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations. Revenues and costs during start-up are included in Other income, net.

(2)  Includes sales from the Holloway discontinued operation.

     FINANCIAL AND OPERATING REVIEW

     Second quarter 2006 income from continuing operations was $161 million ($0.36 per share), compared with $88 million ($0.20 per share) for the second quarter of 2005. Income from continuing operations for the second quarter was impacted by the following:

                                            Q2 2006               Q2 2005
                                     --------------------   --------------------
DESCRIPTION                          $ Million     EPS      $ Million     EPS
-----------------------------------  ---------   --------   ---------   --------
Pre-paid forward deliveries          $      23   $   0.05   $       4   $   0.01
Deferred stripping accounting        $       7   $   0.01          --         --
Stock option accounting              $       4   $   0.01          --         --
Australian tax consolidation                --         --   $      (7)  $  (0.01)
Buyat Bay litigation expenses        $       5   $   0.01   $       8   $   0.02

     These items had the net effect of decreasing income from continuing operations for the second quarter of 2006 by $39 million ($0.08 per share) and decreasing income from continuing operations for the second quarter of 2005 by $5 million ($0.02 per share).

     The Company generated net cash from continuing operations of $344 million in the second quarter of 2006, after a $160 million increase in working capital and the non-cash, physical delivery of $48 million in gold to repay debt.

OPERATING HIGHLIGHTS

Nevada                                Q2 2006    Q2 2005    YTD 2006   YTD 2005
-----------------------------------   --------   --------   --------   --------
  Consolidated gold sales
   (000 ounces)(1)                         543        607      1,078      1,195
  Equity gold sales
   (000 ounces)(1)                         495        569        985      1,127
  Consolidated costs applicable
   to sales ($/ounce)                 $    450   $    315   $    423   $    312

(1) Includes 23,000 and 37,200 ounces for the three and six month periods ended June 30, 2006, respectively, from incidental sales during start-up at Leeville and Phoenix.

     In Nevada, gold ounces sold decreased 10% in the second quarter of 2006 from 2005, primarily as a result of a 16% decrease in mill ore grade. Costs applicable to sales per ounce increased 43%, primarily due to lower production and higher labor, diesel, power, cyanide and underground contract service costs. The increase in costs applicable to sales was also impacted by the change in accounting for open pit waste removal costs. In the second quarter of 2005, $18 million of mining costs were deferred and reduced costs applicable to sales by $30 per ounce. Gold production at Lone Tree continues to decline as the mine prepares for planned closure in the second half of the year.

YANACOCHA                             Q2 2006    Q2 2005    YTD 2006   YTD 2005
-----------------------------------   --------   --------   --------   --------
  Consolidated gold sales
   (000 ounces)                            785        722      1,555      1,495
  Equity gold sales (000 ounces)           403        371        799        768
  Consolidated costs applicable
   to sales ($/ounce)                 $    185   $    156   $    173   $    149

     At Yanacocha, second quarter gold ounces sold increased 9% as a 30% increase in ore grade and timing of flows from the leach pads more than offset a 16% decrease in tons of ore placed. The decrease in ore placed resulted from increased waste removal at the La Quinua and Yanacocha pits. Ore grade increased at La Quinua as mining accessed higher grade material at the bottom of the pit. Costs applicable to sales per ounce increased 19% due to increased consumption and prices of diesel, cyanide, lime and other commodities and higher labor and royalty costs due to increased gold prices.

AUSTRALIA/NEW ZEALAND                 Q2 2006    Q2 2005    YTD 2006    YTD 2005
-----------------------------------   --------   --------   --------    --------
  Consolidated gold sales
   (000 ounces)                            315        387        649         827
  Equity gold sales (000 ounces)           315        387        649         827
  Consolidated costs applicable
   to sales ($/ounce)                 $    388   $    332   $    386    $    316

     In Australia and New Zealand, operations sold 19% fewer ounces of gold in the second quarter of 2006 compared to 2005, primarily due to processing lower grades at Kalgoorlie, Pajingo and Martha, combined with lower throughput at Tanami, Kalgoorlie and Pajingo. Costs applicable to sales per ounce for the second quarter increased in 2006 from 2005 by 17%, primarily due to the decrease in production, partially offset by a devaluation of the Australian and New Zealand dollars compared to the U.S. dollar. The increase in costs applicable to sales was also impacted by the change in accounting for open pit waste removal costs. In the second quarter of 2005, $1 million of mining costs were amortized and increased costs applicable to sales by $2 per ounce.

     At Tanami in Australia, gold ounces sold decreased 29% in the second quarter of 2006 from 2005, primarily due to a 32% decline in mill throughput resulting from the completion of processing Groundrush stockpiles and lower ore grade from The Granites. Costs applicable to sales per ounce increased 16%, primarily due to lower gold production.

     At Kalgoorlie in Australia, gold ounces sold decreased 12% in the second quarter of 2006 from 2005, primarily due to a 22% decrease in tons milled due to more abrasive and harder ore as well as an additional planned shut down for shovel repairs. Costs applicable to sales per ounce increased 41%, primarily due to lower gold production and increased diesel and maintenance costs.

     At Jundee in Australia, gold ounces sold in the second quarter of 2006 remained constant with the second quarter of 2005. Costs applicable to sales per ounce decreased 14%, primarily attributable to fewer tons mined and less underground development.

     At Pajingo in Australia, gold ounces sold decreased 18% in the second quarter of 2006 from 2005, due to a 15% decrease in tons milled and a 12% decrease in mill ore grade. The decrease in tons milled was attributable to ground control issues in Vera South Deeps and access issues at Jandam. Costs applicable to sales per ounce increased 30% primarily due to lower production.

     At Martha in New Zealand, gold ounces sold decreased 34% in the second quarter of 2006 from 2005, primarily due to a 30% decrease in mill ore grade. Costs applicable to sales per ounce remained constant as the lower production was offset by reduced open pit mining activities. In the second quarter of 2005, $1 million of deferred stripping costs was amortized, increasing costs applicable to sales by $12 per ounce.

BATU HIJAU                            Q2 2006    Q2 2005    YTD 2006   YTD 2005
-----------------------------------   --------   --------   --------   --------
  Consolidated copper sales
   (million pounds)                        117        154        198        254
  Equity copper sales
   (million pounds)                         62         81        105        134
  Consolidated costs applicable
   to sales ($/pound copper)          $   0.71   $   0.45   $   0.75   $   0.55
  Average realized copper
   price, net of treatment
   & refining                         $   1.72   $   1.06   $   1.71   $   1.07
  Consolidated gold sales
   (000 ounces)                            134        175        207        250
  Equity gold sales (000 ounces)            71         93        110        132
  Consolidated costs applicable
   to sales ($/ounce gold)            $    196   $    149   $    200   $    167

     At Batu Hijau in Indonesia, copper and gold sales both decreased by 24% in the second quarter of 2006 from 2005, primarily due to a 30% and 33% decrease in copper and gold ore grades, respectively. Total tons mined were 24% higher in the second quarter of 2006 from 2005 due to the addition of 26 haul trucks and one additional shovel. The ore grade declined due to mining at the top of Phases 4 and 5 in 2006 compared to mining in the bottom of Phase 3 in 2005. Mine phase sequencing was adjusted as a result of mine plan revisions completed earlier in the year. Costs applicable to sales increased 58% per pound of copper and 32% per ounce of gold due to the decrease in copper and gold production, the expansion of the mining fleet and increased diesel, tire, labor and process maintenance costs. The increase in costs applicable to sales were also impacted by the change in accounting for open pit waste removal costs. In the second quarter of 2005, $6 million of stripping costs was amortized, increasing costs applicable to sales by $0.04 per pound of copper and $2 per ounce of gold.

OTHER OPERATIONS                      Q2 2006    Q2 2005    YTD 2006   YTD 2005
-----------------------------------   --------   --------   --------   --------
  Consolidated gold sales
   (000 ounces)                             92         99        220        197
  Equity gold sales
   (000 ounces)                             89         98        211        195
  Consolidated costs
   applicable to sales
   ($/ounce)                          $    247   $    240   $    229   $    250

     Mining operations at Golden Giant in Canada were essentially completed in December 2005. Remnant mining and production in the second quarter of 2006 at 14,300 ounces was higher than expected due to additional in-circuit inventory ounces. Residual production, at significantly reduced levels, is expected through the third quarter of 2006.

     At Zarafshan in Uzbekistan, gold ounces sold decreased 8% in the second quarter of 2006 from 2005, primarily due to timing of flows from the leach pads as ore grade increased 23%. Costs applicable to sales per ounce remained constant.

     In June 2006, economic courts in Uzbekistan ruled against the Joint Venture in two claims to collect approximately $48 million in taxes. The Joint Venture is appealing the tax rulings. In addition, the government of Uzbekistan and certain of its instrumentalities have initiated a series of actions that could adversely affect certain project agreements and operations. Although the Company believes these actions are without merit, the ultimate outcome of these matters cannot be determined at this time.

     At June 30, 2006, the book value of the Company's ownership interest was approximately $94 million. The Company is exploring all options to recover the value of its investment in the Joint Venture, including the possible sale of the asset or international arbitration.

     At Kori Kollo in Bolivia, gold ounces sold increased significantly in the second quarter and first half of 2006 as compared to 2005 resulting from the placement of additional material from the Kori Kollo pit on the existing leach pad and ore from the Kori Chaca pit on a new leach pad beginning in the third quarter of 2005. Costs applicable to sales per ounce increased 12%, primarily as a result of higher royalties and production taxes.

     At La Herradura in Mexico, gold ounces sold decreased 7% in the second quarter of 2006 from 2005, primarily as a result of a 15% decrease in ore grade. Costs applicable to sales per ounce increased by 59% primarily due to decreased production and increased labor, diesel and other commodity costs. Costs applicable to sales were also impacted by the change in accounting for open pit waste removal costs. In the second quarter of 2005, $1 million of mining costs were deferred and reduced costs applicable to sales by $27 per ounce.

     MERCHANT BANKING

     Newmont Capital is responsible for the Company's merchant banking activities, including the management of all royalty, equity and asset portfolios, as well as in-house investment banking and advisory services. Second quarter and year to date royalty and dividend income was $29 million and $58 million, respectively, 38% higher than the year ago quarter and 49% higher than the first half of 2005, driven primarily by higher commodity prices. The value of the marketable equity securities portfolio grew to approximately $1.3 billion at the end of the quarter, versus $940 million at the start of the year, driven primarily by capital appreciation. Unrealized pre-tax gains in the portfolio exceeded $800 million at quarter-end.

     Newmont Capital has also been advancing value maximization strategies for the Company's oil sands, iron ore, coal, gas and gold refining assets. After completing a three season resource delineation program and pre-feasibility study, Newmont received a cash offer of approximately $280 million for the Alberta Oil Sands project from the Korean National Oil Corporation late in the quarter. Subsequent to quarter end, a binding agreement was signed and the transaction is expected to close in the third quarter for an approximate $270 million pre-tax gain.

     During the second quarter, the Company also closed a private placement and ore sale agreement with Queenstake Resources Ltd., and subsequent to quarter end, signed a binding agreement to sell the Martabe gold project in Indonesia to Agincourt Resources Limited for approximately $80 million. The Martabe sale is expected to close in the third quarter.

     CAPITAL PROJECT DEVELOPMENT UPDATE

     The Leeville underground mine in Nevada continues its production ramp-up and is expected to achieve 2,100 tons per day by the end of 2006. Steady state production of 3,200 tons per day is expected by the end of 2007, with annual production of between 400,000 and 450,000 ounces of gold per year.

     The Phoenix mine in Nevada is ramping up to its design production rate of 35,000 tons per day, with commercial production expected in the third quarter and anticipated steady-state annual production of between 300,000 and 350,000 ounces of gold.

     Also in Nevada, construction of the 200 megawatt coal-fired power plant is progressing, with engineering 60% complete and construction approximately 7% complete. The estimated completion date is mid-2008.

     At the Ahafo mine in Ghana, ore processing began in June, with the initial gold pour occurring on July 18, 2006. Process expansion and underground development evaluations are also underway at Ahafo. Commercial production is expected to begin in the third quarter.

     The Akyem project in Ghana was approved by the Newmont Board of Directors in July 2005. Construction is planned to commence, along with a detailed review of capital costs and production timing, when the environmental impact statement is approved.

     Construction of the Boddington project in Australia has commenced, with Newmont's share of capital costs expected to be approximately $900 million to $1.0 billion. Initial production is expected in late 2008 or early 2009.

     EXPLORATION, ADVANCED PROJECTS, RESEARCH & DEVELOPMENT

     Exploration expenditures were $46 million in the second quarter of 2006, compared with $38 million in the year ago quarter. Advanced projects, research and development expenditures were $28 million in the second quarter of 2006 as compared with $12 million in the second quarter of 2005. Exploration and development programs in Ghana and Australia, in particular, have provided favorable results so far this year.

     In the northern part of the Ahafo district in Ghana, the Company has identified 13 new targets with similar structural and geophysical characteristics to other deposits in the district. Also at Ahafo, the Company is working to advance the Subika underground target to non-reserve mineralization
(NRM) status in 2006 and is evaluating potential synergies between Subika and the nearby Apensu deposit. The Company is also targeting reserve and NRM additions at Ahafo's Susuan and Awonsu open pit targets.

     In Australia, at the Callie underground operations, the Company is targeting reserve and NRM additions in the Wilson and Federation shoots at levels below 1,000 meters. Recent surface diamond drill holes have intersected gold mineralization in the Wilson Shoot as deep as 1,500 meters. Near-mine exploration and development programs at Boddington, Martha, Kalgoorlie and Jundee have also generated favorable results.

     In Nevada, the Company has had encouraging exploration results at Gold Quarry, Carlin, Genesis, Chukar and Twin Creeks.

     FINANCING ACTIVITIES

     In May 2006, Yanacocha entered into a seven year, unsecured $100 million bank financing with a syndicate of Peruvian commercial banks. Today, Yanacocha also issued $100 million of public bonds in the Peruvian market. These financings will broaden the Company's stakeholder base in Peru and, through the bond offer, also allow Peruvian pension funds to benefit from the Company's ongoing success at Yanacocha.

     In June, Newmont Ghana Gold Limited, entered into a $125 million project financing for the Ahafo project in Ghana with the International Finance Corporation (IFC), which the Company anticipates drawing down in the second half of 2006.

     2006 GUIDANCE

     The Company expects to sell approximately 5.9-6.2 million equity ounces of gold at costs applicable to sales of approximately $290-$310 per ounce. The Company also expects to sell approximately 225-235 million equity pounds of copper at costs applicable to sales of approximately $0.65-$0.70 per pound. Gold and copper sales are expected to be weighted to the fourth quarter of the year, with actual sales dependant on the ramp-up at Ahafo, Phoenix and Leeville.

     The Company is currently reviewing its mine plan and project development schedules as part of its annual budgeting cycle and will provide updated 2007 sales and cost guidance by early next year for all operating regions.

                                               Equity Sales     Costs Applicable
                                               (000 ounces)      to Sales ($/oz)
                                              --------------    ----------------
Gold
Nevada, USA                                    2,360 - 2,435       $380 - $395
Yanacocha, Peru                                1,330 - 1,366       $190 - $205
Australia/New Zealand                          1,390 - 1,445       $375 - $395
Batu Hijau, Indonesia                            210 - 240         $200 - $225
Ahafo, Ghana                                     240 - 275         $250 - $275
Other(1)                                         370 - 440         $215 - $255
TOTAL                                          5,900 - 6,200       $290 - $310

                                               Equity Sales     Costs Applicable
                                               (million lbs)     to Sales ($/lb)
                                              --------------    ----------------
Copper
Batu Hijau, Indonesia                            225 - 235        $0.65 - $0.70

Consolidated Financial Guidance
 ($ in million, except tax rate)
Royalty and dividend income                                         $90 - $100
Depreciation, depletion & amortization                             $630 - $670
Exploration                                                        $160 - $165
Advanced projects, research and development                         $65 - $75
General and administrative                                         $150 - $160
Interest expense, net                                               $95 - $105
Tax rate (assuming $600/oz gold)                                    24% - 28%
Capital expenditures                                             $1,400 - $1,600

(1) Includes Holloway, Golden Giant, La Herradura, Kori Kollo and Zarafshan. Zarafshan is assumed to continue in operation for the entire year, despite the previously disclosed tax and other issues currently being experienced. Depending on the outcome, Zarafshan may be forced to discontinue operations in the second half of 2006.

STATEMENTS OF CONSOLIDATED INCOME

                                      Three Months Ended      Six Months Ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006       2005
                                      --------   --------   --------    --------
                                      (unaudited, in millions except per share)
Revenues
  Sales - gold, net                   $  1,108   $    833   $  2,119    $  1,669
  Sales - copper, net                      202        164        339         273
                                         1,310        997      2,458       1,942
Costs and expenses
  Costs applicable to sales
   (exclusive of depreciation,
   depletion and amortization
   shown separately below)
    Gold                                   551        481      1,052         949
    Copper                                  84         69        149         140
  Depreciation, depletion and
   amortization                            153        155        295         316
  Exploration                               46         38         79          64
  Advanced projects, research
   and development                          28         12         49          29
  General and administrative                37         32         74          63
  Other expense, net                        13         16         27          40
                                           912        803      1,725       1,601
Other income (expense)
  Other income, net                         34         44         69         111
  Interest expense, net                    (23)       (31)       (43)        (52)
                                            11         13         26          59
Income from continuing operations
 before income tax expense,
 minority interest and equity
 income of affiliates                      409        207        759         400
Income tax expense                        (120)       (44)      (158)        (97)
Minority interest in income of
 consolidated subsidiaries                (128)       (74)      (227)       (133)
Equity income (loss) of
 affiliates                                 --         (1)        --           3
Income from continuing operations          161         88        374         173
Loss from discontinued operations           --        (38)        (4)        (39)
Net income                            $    161   $     50   $    370    $    134

Income per common share
  Basic:
    Income from continuing
     operations                       $   0.36   $   0.20   $   0.83    $   0.39
    Loss from discontinued
     operations                             --      (0.09)     (0.01)      (0.09)
    Net income                        $   0.36   $   0.11   $   0.82    $   0.30
  Diluted:
    Income from continuing
     operations                       $   0.36   $   0.20   $   0.83    $   0.39
    Loss from discontinued
     operations                             --      (0.09)     (0.01)      (0.09)
    Net income                        $   0.36   $   0.11   $   0.82    $   0.30
Basic weighted-average common
 shares outstanding                        449        446        449         446
Diluted weighted-average common
 shares outstanding                        452        449        451         449
Cash dividends declared per
 common share                         $   0.10   $   0.10   $   0.20    $   0.20

CONSOLIDATED BALANCE SHEETS

                                             At June 30,     At December 31,
                                                2006              2005
                                           ---------------   ---------------
                                                (unaudited, in millions)
            ASSETS
Cash and cash equivalents                  $         1,135   $         1,082
Marketable securities and other
 short-term investments                                354               817
Trade receivables                                      196                94
Accounts receivable                                    157               136
Inventories                                            349               320
Stockpiles and ore on leach pads                       342               255
Deferred stripping costs                                --                78
Deferred income tax assets                             192               159
Other current assets                                    93                95
    Current assets                                   2,818             3,036
Property, plant and mine
 development, net                                    6,185             5,645
Investments                                          1,308               955
Long-term stockpiles and ore
 on leach pads                                         733               603
Deferred stripping costs                                --               100
Deferred income tax assets                             610               517
Other long-term assets                                 197               183
Goodwill                                             2,902             2,879
Assets of operations held for sale                      77                74
    Total assets                           $        14,830   $        13,992

            LIABILITIES
Current portion of long-term debt          $           205   $           196
Accounts payable                                       231               232
Employee-related benefits                              151               176
Derivative instruments                                 583               270
Other current liabilities                              479               476
    Current liabilities                              1,649             1,350
Long-term debt                                       1,709             1,733
Reclamation and remediation
 liabilities                                           456               445
Deferred income tax liabilities                        461               449
Employee-related benefits                              292               273
Other long-term liabilities                            302               414
Liabilities of operations
 held for sale                                          16                21
    Total liabilities                                4,885             4,685

Minority interest in subsidiaries                    1,048               931

          STOCKHOLDERS' EQUITY
Common stock                                           673               666
Additional paid-in capital                           6,669             6,578
Accumulated other comprehensive income                 602               378
Retained earnings                                      953               754
    Total stockholders' equity                       8,897             8,376
    Total liabilities and
     stockholders' equity                  $        14,830   $        13,992

STATEMENTS OF CONSOLIDATED CASH FLOW (THREE MONTH)

                                                    Three Months Ended June 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
                                                     (unaudited, in millions)
Operating activities:
  Net income                                       $        161    $         50
  Adjustments to reconcile net income to
   net cash from operations:
    Depreciation, depletion and amortization                153             155
    Revenue from prepaid forward sales
     obligation                                             (48)            (48)
    Loss from discontinued operations                        --              38
    Accretion of accumulated reclamation
     obligations                                              7               7
    Amortization of deferred stripping
     costs, net                                              --             (12)
    Deferred income taxes                                    (5)            (20)
    Minority interest expense                               128              74
    Gain on asset sales, net                                (12)             (3)
    Hedge (gain) loss, net                                   83              (4)
    Other operating adjustments and write-downs              37               5
  Decrease (increase) in operating assets:
    Trade and accounts receivable                           (56)            (14)
    Inventories, stockpiles and ore on leach
     pads                                                  (100)            (59)
    Other assets                                             (2)             (1)
  Increase (decrease) in operating liabilities:
    Accounts payable and other accrued
     liabilities                                             11             (25)
    Reclamation liabilities                                 (13)             (8)
Net cash provided from continuing operations                344             135
Net cash (used in) provided from discontinued
 operations                                                  (8)              1
Net cash from operations                                    336             136
Investing activities:
  Additions to property, plant and mine
   development                                             (338)           (303)
  Additions to property, plant and mine
   development of discontinued operations                    --             (11)
  Investments in marketable debt and equity
   securities                                              (408)         (1,267)
  Proceeds from sale of marketable debt and
   equity securities                                        566           1,278
  Acquisition of minority interests                          --              --
  Proceeds from sale of assets                                6               8
  Other                                                      (2)             --
Net cash used in investing activities                      (176)           (295)
Financing activities:
  Proceeds from debt, net                                    99               2
  Repayment of debt                                         (43)            (55)
  Dividends paid to common stockholders                     (45)            (44)
  Dividends paid to minority interests                      (44)            (55)
  Proceeds from stock issuance                               19               2
  Change in restricted cash and other                         6              (6)
Net cash (used in) provided from financing
 activities                                                  (8)           (156)
Effect of exchange rate changes on cash                       4              (1)
Net change in cash and cash equivalents                     156            (316)
Cash and cash equivalents at beginning of
 period                                                     979           1,057
Cash and cash equivalents at end of period         $      1,135    $        741

STATEMENTS OF CONSOLIDATED CASH FLOW (SIX MONTH)

                                                    Six Months Ended June 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
                                                     (unaudited, in millions)
Operating activities:
  Net income                                       $        370    $        134
  Adjustments to reconcile net income to net
   cash from operations:
    Depreciation, depletion and amortization                295             316
    Revenue from prepaid forward sales
     obligation                                             (48)            (48)
    Loss from discontinued operations                         4              39
    Accretion of accumulated reclamation
     obligations                                             14              14
    Amortization of deferred stripping
     costs, net                                              --             (46)
    Deferred income taxes                                   (77)            (27)
    Minority interest expense                               227             133
    Gain on asset sales, net                                (14)            (41)
    Hedge loss, net                                          74               8
    Other operating adjustments and write-downs              63              11
  Decrease (increase) in operating assets:
    Trade and accounts receivable                          (100)            (44)
    Inventories, stockpiles and ore on leach
     pads                                                  (224)            (72)
    Other assets                                            (11)              3
  Increase (decrease) in operating liabilities:
    Accounts payable and other accrued
     liabilities                                             36             (44)
    Reclamation liabilities                                 (25)            (14)
Net cash provided from continuing operations                584             322
Net cash (used in) provided from discontinued
 operations                                                 (13)              2
Net cash from operations                                    571             324
Investing activities:
  Additions to property, plant and mine
   development                                             (708)           (532)
  Additions to property, plant and mine
   development of discontinued operations                    --             (24)
  Investments in marketable debt and equity
   securities                                            (1,080)         (2,042)
  Proceeds from sale of marketable debt and
   equity securities                                      1,536           1,824
  Acquisition of minority interests                        (187)             --
  Proceeds from sale of assets                                8              60
  Other                                                      (2)             --
Net cash used in investing activities                      (433)           (714)
Financing activities:
  Proceeds from debt, net                                    99             584
  Repayment of debt                                         (63)            (70)
  Dividends paid to common stockholders                     (90)            (89)
  Dividends paid to minority interests                      (89)            (71)
  Proceeds from stock issuance                               57               6
  Change in restricted cash and other                        (2)             (7)
Net cash (used in) provided from financing
 activities                                                 (88)            353
Effect of exchange rate changes on cash                       3              (3)
Net change in cash and cash equivalents                      53             (40)
Cash and cash equivalents at beginning
 of period                                                1,082             781
Cash and cash equivalents at end of period         $      1,135    $        741

OPERATING STATISTICS - SUMMARY

                                       Three months ended     Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
GOLD
  Consolidated ounces
   sold (000):
     Nevada (1)                          543.4      606.5    1,078.4     1,195.1
     Yanacocha                           785.2      722.3    1,555.1     1,495.2
     Batu Hijau                          134.3      174.9      207.1       250.3
     Australia/New Zealand
       Tanami                             90.0      126.7      198.6       273.6
       Kalgoorlie                         81.7       93.1      175.7       209.6
       Jundee                             77.4       78.2      139.6       166.1
       Pajingo                            35.3       42.8       67.4        86.7
       Martha                             30.7       46.5       67.5        90.6
                                         315.1      387.3      648.8       826.6
     Other
       Golden Giant                       14.3       39.9       48.4        77.7
       La Herradura                       20.0       21.6       40.2        40.5
       Kori Kollo                         30.8        7.8       74.6        14.8
       Zarafshan                          27.3       29.8       56.6        64.1
                                          92.4       99.1      219.8       197.1
                                       1,870.4    1,990.1    3,709.2     3,964.3

  Equity ounces sold (000):
    Nevada (1)                           495.3      569.4      984.7     1,126.9
    Yanacocha                            403.2      370.9      798.5       767.8
    Batu Hijau                            71.0       92.5      109.5       132.4
    Australia/New Zealand
      Tanami                              90.0      126.7      198.6       273.6
      Kalgoorlie                          81.7       93.1      175.7       209.6
      Jundee                              77.4       78.2      139.6       166.1
      Pajingo                             35.3       42.8       67.4        86.7
      Martha                              30.7       46.5       67.5        90.6
                                         315.1      387.3      648.8       826.6
    Other
      Golden Giant                        14.3       39.9       48.4        77.7
      La Herradura                        20.0       21.6       40.2        40.5
      Kori Kollo                          27.1        6.9       65.7        13.0
      Zarafshan                           27.3       29.8       56.6        64.1
                                          88.7       98.2      210.9       195.3
                                       1,373.3    1,518.3    2,752.4     3,049.0
    Discontinued operations:
      Holloway                            10.6       18.7       23.9        38.8
                                       1,383.9    1,537.0    2,776.3     3,087.8

COPPER
  Batu Hijau (pounds sold
   in millions):
    Consolidated                         117.0      154.0      197.7       254.1
    Equity                                61.9       81.4      104.5       134.3

(1) Includes 23,500 and 37,300 ounces sold (consolidated and equity) for the three and six month periods ended June 30, 2006, respectively, from Leeville and Phoenix start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations. Revenues and costs during start-up are included in Other income, net.

OPERATING STATISTICS - NEVADA (1)

                                       Three months ended     Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Open pit
    Ore                                  7,759      7,661     16,510      15,010
    Waste                               37,266     38,708     76,569      79,704
      Total                             45,025     46,369     93,079      94,714
  Underground                              284        416        652         856
Tons milled/processed
 (000 dry short tons):
  Oxide                                    309      1,373        621       2,675
  Refractory                             3,288      2,318      6,505       4,606
  Leach                                  5,353      5,390     11,956       9,846
Average ore grade (oz/ton):
  Oxide                                  0.202      0.106      0.221       0.106
  Refractory                             0.123      0.185      0.126       0.189
  Leach                                  0.025      0.024      0.024       0.025
Average mill recovery rate:
  Oxide                                   93.1%      76.4%      92.7%       74.6%
  Refractory                              82.3%      90.9%      81.0%       90.3%
Ounces produced (000):
  Oxide                                   62.8      103.4      132.1       207.4
  Refractory                             394.3      376.3      786.8       769.8
  Leach                                   82.5      112.9      159.3       191.2
    Consolidated                         539.6      592.6    1,078.2     1,168.4
    Equity                               490.4      555.5      982.8     1,100.2
Ounces sold (000):
  Consolidated                           543.4      606.5    1,078.4     1,195.1
  Equity                                 495.3      569.4      984.7     1,126.9

Production costs (in millions):
  Costs applicable to sales           $    234   $    191   $    440    $    373
  Depreciation, depletion and
   amortization                       $     35   $     30   $     71    $     60
Production costs
 (per ounce sold):
  Direct mining and
   production costs                   $    448   $    340   $    418    $    334
  Capitalized mining and other             (10)       (37)       (10)        (34)
  Royalties and production
   taxes                                     9          9         12           9
  Reclamation and mine closure
   costs                                     3          3          3           3
    Costs applicable to sales         $    450   $    315   $    423    $    312
    Depreciation, depletion
     and amortization                 $     68   $     50   $     68    $     50

(1) Includes 23,000 and 37,200 ounces sold (consolidated and equity) for the three and six month periods ended June 30, 2006, respectively, from Leeville and Phoenix start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations. Revenues and costs during start-up are included in Other income, net.

OPERATING STATISTICS - YANACOCHA

                                       Three months ended     Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Ore                                   29,817     35,558     60,899      61,759
  Waste                                 25,543     21,687     44,835      41,225
    Total                               55,360     57,245    105,734     102,984
Tons processed (000 dry
 short tons):                           29,817     35,558     60,907      61,759
Average ore grade (oz/ton):              0.032      0.025      0.034       0.026
Ounces produced (000):
  Consolidated                           750.6      709.2    1,551.0     1,505.1
  Equity                                 385.4      364.2      796.5       772.9
Ounces sold (000):
  Consolidated                           785.2      722.3    1,555.1     1,495.2
  Equity                                 403.2      370.9      798.5       767.8

Production costs (in millions):
  Costs applicable to sales           $    145   $    112   $    269    $    223
  Depreciation, depletion and
   amortization                       $     49   $     51   $     92    $     98
Production costs
 (per ounce sold):
  Direct mining and production
   costs                              $    192   $    159   $    177    $    152
  Capitalized mining and other             (14)        (8)       (11)         (8)
  Royalties and production taxes             4          3          4           3
  Reclamation and mine closure
   costs                                     3          2          3           2
    Costs applicable to sales         $    185   $    156   $    173    $    149
    Depreciation, depletion
     and amortization                 $     61   $     71   $     59    $     66

OPERATING STATISTICS - BATU HIJAU

                                      Three months ended      Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry
 short tons)
  Ore                                   37,362     21,942     68,552      30,180
  Waste                                 35,489     36,843     64,487      88,804
  Total                                 72,851     58,785    133,039     118,984
Tons milled (000 dry
 short tons):                           12,080     12,301     22,909      24,589
Average ore grade:
  Gold (oz/ton)                          0.013      0.019      0.011       0.013
  Copper                                  0.52%      0.75%      0.51%       0.64%
Average mill recovery rate:
  Gold                                    82.9%      80.2%      80.0%       78.7%
  Copper                                  86.7%      89.0%      86.2%       84.6%
Production:
  Gold ounces (000)
    Consolidated                         126.3      183.8      209.4       258.1
    Equity                                66.8       97.2      110.7       136.5
  Copper pounds (millions)
    Consolidated                         109.4      162.9      203.4       266.0
    Equity                                57.8       86.1      107.5       140.7
Sales:
  Gold ounces (000)
    Consolidated                         134.3      174.9      207.1       250.3
    Equity                                71.0       92.5      109.5       132.4
  Copper pounds (millions)
    Consolidated                         117.0      154.0      197.7       254.1
    Equity                                61.9       81.4      104.5       134.3

Gold production costs
 (in millions):
  Costs applicable to sales           $     27   $     26   $     42    $     42
  Depreciation, depletion
   and amortization                   $      6   $      9   $     10    $     14
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    189   $    141   $    194    $    178
  Capitalized mining and other              (8)        (4)        (8)        (22)
  Royalties and production
   taxes                                    13         10         12           9
  Reclamation and mine closure
   costs                                     2          2          2           2
    Costs applicable to sales         $    196   $    149   $    200    $    167
    Depreciation, depletion
     and amortization                 $     46   $     50   $     48    $     60

Copper production costs
 (in millions):
  Costs applicable to sales           $     84   $     69   $    149    $    140
  Depreciation, depletion
   and amortization                   $     18   $     20   $     34    $     46
Copper production costs
 (per pound sold):
  Direct mining and production
   costs                              $   0.66   $   0.36   $   0.71    $   0.55
  Capitalized mining and other            0.02       0.07       0.01       (0.03)
  Royalties and production
   taxes                                  0.02       0.02       0.02        0.02
  Reclamation and mine closure
   costs                                  0.01         --       0.01        0.01
    Costs applicable to sales         $   0.71   $   0.45   $   0.75    $   0.55
    Depreciation, depletion
     and amortization                 $   0.16   $   0.13   $   0.17    $   0.18

OPERATING STATISTICS - PAJINGO AND JUNDEE

PAJINGO

                                      Three months ended      Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons)            138        144        252         321
Tons milled (000 dry short tons)           140        165        255         333
Average ore grade (oz/ton)               0.252      0.287      0.261       0.273
Average mill recovery rate                96.8%      96.5%      96.9%       96.7%
Ounces produced (000):
  Consolidated                            34.0       44.0       65.8        87.9
  Equity                                  34.0       44.0       65.8        87.9
Ounces sold (000):
  Consolidated                            35.3       42.8       67.4        86.7
  Equity                                  35.3       42.8       67.4        86.7

Production costs (in millions):
  Costs applicable to sales           $     16   $     14   $     30    $     30
  Depreciation, depletion
   and amortization                   $      6   $      6   $     11    $     12
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    430   $    332   $    427    $    334
  Capitalized mining and other             (11)        (8)        (7)         (7)
  Royalties and production taxes            17         12         16          14
  Reclamation and mine closure
   costs                                     3          2          3           2
    Costs applicable to sales         $    439   $    338   $    439    $    343
    Depreciation, depletion
     and amortization                 $    167   $    132   $    158    $    135

JUNDEE

                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Open pit
    Ore                                    383        437        541         570
    Waste                                1,202      3,329      2,104       4,882
      Total                              1,585      3,766      2,645       5,452
  Underground                              316        293        589         585
Tons milled (000 dry
 short tons)                               636        626      1,193       1,261
Average ore grade (oz/ton)               0.130      0.132      0.126       0.139
Average mill recovery rate                91.8%      92.3%      91.8%       92.7%
Ounces produced (000):
  Consolidated                            77.3       78.0      139.9       166.1
  Equity                                  77.3       78.0      139.9       166.1
Ounces sold (000):
  Consolidated                            77.4       78.2      139.6       166.1
  Equity                                  77.4       78.2      139.6       166.1

Production costs (in millions):
  Costs applicable to sales           $     27   $     31   $     53    $     61
  Depreciation, depletion
   and amortization                   $      6   $      6   $     11    $     12
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    326   $    367   $    359    $    342
  Capitalized mining and other              (2)        16         (1)         12
  Royalties and production taxes            15         12         16          11
  Reclamation and mine closure
   costs                                     5          5          6           4
    Costs applicable to sales         $    344   $    400   $    380    $    369
    Depreciation, depletion and
     amortization                     $     78   $     76   $     78    $     75

OPERATING STATISTICS - TANAMI AND KALGOORLIE

TANAMI

                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry
 short tons)                               523        465      1,046         996
Tons milled (000 dry
 short tons)                               811      1,196      1,603       2,328
Average ore grade (oz/ton)               0.117      0.110      0.130       0.120
Average mill recovery rate                94.6%      94.0%      95.1%       94.6%
Ounces produced (000):
  Consolidated                            90.5      127.5      198.5       268.3
  Equity                                  90.5      127.5      198.5       268.3
Ounces sold (000):
  Consolidated                            90.0      126.7      198.6       273.6
  Equity                                  90.0      126.7      198.6       273.6

Production costs (in millions):
  Costs applicable to sales           $     36   $     44   $     74    $     87
  Depreciation, depletion
   and amortization                   $      6   $      9   $     13    $     17
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    353   $    320   $    324    $    290
  Capitalized mining and other              (1)         6         (1)          5
  Royalties and production
   taxes                                    48         17         46          18
  Reclamation and mine closure
   costs                                     3          3          3           3
    Costs applicable to sales         $    403   $    346   $    372    $    316
    Depreciation, depletion
     and amortization                 $     76   $     67   $     69    $     64

KALGOORLIE

                                      Three months ended      Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Open pit
    Ore                                  1,777      1,915      3,594       3,874
    Waste                               10,031      9,427     19,476      17,812
      Total                             11,808     11,342     23,070      21,686
  Underground                               51         55        104         108
Tons milled (000 dry
 short tons)                             1,476      1,897      3,175       3,726
Average ore grade (oz/ton)               0.065      0.069      0.064       0.073
Average mill recovery rate                85.8%      85.7%      84.1%       87.2%
Ounces produced (000):
  Consolidated                            83.1       95.8      175.5       212.4
  Equity                                  83.1       95.8      175.5       212.4
Ounces sold (000):
  Consolidated                            81.7       93.1      175.7       209.6
  Equity                                  81.7       93.1      175.7       209.6

Production costs (in millions):
  Costs applicable to sales           $     39   $     32   $     83    $     70
  Depreciation, depletion
   and amortization                   $      7   $      3   $     13    $      8
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    464   $    328   $    455    $    307
  Capitalized mining and other              (3)        (2)        (3)         10
  Royalties and production
   taxes                                    16         13         15          12
  Reclamation and mine closure
   costs                                     6          3          6           3
    Costs applicable to sales         $    483   $    342   $    473    $    332
    Depreciation, depletion
     and amortization                 $     76   $     37   $     73    $     38

OPERATING STATISTICS - MARTHA

                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Open pit
    Ore                                    143        276        717         553
    Waste                                   --        225         75         406
      Total                                143        501        792         959
  Underground                               29         --         47          --
Tons milled (000 dry
 short tons)                               313        313        615         644
Average ore grade (oz/ton)               0.112      0.160      0.116       0.154
Average mill recovery rate                93.8%      92.4%      94.1%       92.7%
Ounces produced (000):
  Consolidated                            31.4       46.4       69.4        91.5
  Equity                                  31.4       46.4       69.4        91.5
Ounces sold (000):
  Consolidated                            30.7       46.5       67.5        90.6
  Equity                                  30.7       46.5       67.5        90.6

Production costs (in millions):
  Costs applicable to sales           $      5   $      7   $     11    $     14
  Depreciation, depletion
   and amortization                   $      3   $      4   $      6    $      9
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    237   $    207   $    241    $    211
  Capitalized mining and other             (98)       (59)       (85)        (55)
  Royalties and production
   taxes                                    --         --         --          --
  Reclamation and mine closure
   costs                                     7          2          6           2
    Costs applicable to sales         $    146   $    150   $    162    $    158
    Depreciation, depletion
     and amortization                 $     91   $     93   $     88    $    100

OPERATING STATISTICS - GOLDEN GIANT AND LA HERRADURA

GOLDEN GIANT

                                      Three months ended      Six months ended
                                            June 30,              June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry
 short tons)                                --        140         13         281
Tons milled (000 dry
 short tons)                                --        142         17         284
Average ore grade (oz/ton)                  --      0.297      0.627       0.284
Average mill recovery rate                 0.0%      95.9%      96.9%       95.7%
Ounces produced (000):
  Consolidated                            14.3       40.5       48.4        78.2
  Equity                                  14.3       40.5       48.4        78.2
Ounces sold (000):
  Consolidated                            14.3       39.9       48.4        77.7
  Equity                                  14.3       39.9       48.4        77.7

Production costs (in millions):
  Costs applicable to sales           $      2   $     12   $     10    $     24
  Depreciation, depletion
   and amortization                   $      0   $      3   $      1    $      6
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    138   $    283   $    192    $    308
  Capitalized mining and other               3          1          2           1
  Royalties and production
   taxes                                    --          2         --           2
  Reclamation and mine closure
   costs                                    16          3          9           3
    Costs applicable to sales         $    157   $    289   $    203    $    314
    Depreciation, depletion
     and amortization                 $      0   $     68   $     12    $     70

LA HERRADURA

                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Ore                                    1,079      1,023      2,016       1,909
  Waste                                  3,418      2,602      6,211       4,470
    Total                                4,497      3,625      8,227       6,379
Tons processed (000 dry
 short tons)                             1,079      1,023      2,016       1,909
Average ore grade (oz/ton)               0.023      0.027      0.023       0.030
Ounces produced (000):
  Consolidated                            20.0       21.6       40.2        40.5
  Equity                                  20.0       21.6       40.2        40.5
Ounces sold (000):
  Consolidated                            20.0       21.6       40.2        40.5
  Equity                                  20.0       21.6       40.2        40.5

Production costs (in millions):
  Costs applicable to sales           $      4   $      3   $     10    $      7
  Depreciation, depletion
   and amortization                   $      2   $      1   $      4    $      2
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    226   $    168   $    249    $    187
  Capitalized mining and other               1        (25)        --         (16)
  Royalties and production
   taxes                                    --         --         --          --
  Reclamation and mine closure
   costs                                     2          1          2           2
    Costs applicable to sales         $    229   $    144   $    251    $    173
    Depreciation, depletion
     and amortization                 $     98   $     50   $     98    $     55

OPERATING STATISTICS - KORI KOLLO AND ZARAFSHAN

KORI KOLLO

                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry short tons):
  Ore                                    2,059        n/a      5,419         n/a
  Waste                                  3,560        n/a      5,906         n/a
    Total                                5,619        n/a     11,325         n/a
Tons processed (000 dry
 short tons)                             2,059        n/a      5,419         n/a
Average ore grade (oz/ton)               0.020        n/a      0.022         n/a
Ounces produced (000):
  Consolidated                            34.1        8.7       77.9        15.7
  Equity                                  30.0        7.7       68.5        13.8
Ounces sold (000):
  Consolidated                            30.8        7.8       74.6        14.8
  Equity                                  27.1        6.9       65.7        13.0

Production costs (in millions):
  Costs applicable to sales           $     10   $      2   $     17    $      4
  Depreciation, depletion
   and amortization                   $      2   $      1   $      4    $      1
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    182   $    236   $    157    $    235
  Capitalized mining and other             (11)       (20)        (9)        (21)
  Royalties and production
   taxes                                   128         18         71          18
  Reclamation and mine closure
   costs                                    10         42          8          44
  Costs applicable to sales           $    309   $    276   $    227    $    276
  Depreciation, depletion
   and amortization                   $     67   $     23   $     56    $     29

ZARAFSHAN

                                      Three months ended      Six months ended
                                           June 30,               June 30,
                                      -------------------   --------------------
                                        2006       2005       2006        2005
                                      --------   --------   --------    --------
Tons mined (000 dry
 short tons)                               n/a        n/a        n/a         n/a
Tons processed (000 dry
 short tons)                             1,869      2,007      3,836       3,670
Average ore grade (oz/ton)               0.039      0.032      0.037       0.033
Ounces produced (000):
  Consolidated                            26.8       29.7       54.2        63.9
  Equity                                  26.8       29.7       54.2        63.9
Ounces sold (000):
  Consolidated                            27.3       29.8       56.6        64.1
  Equity                                  27.3       29.8       56.6        64.1

Production costs (in millions):
  Costs applicable to sales           $      6   $      7   $     13    $     14
  Depreciation, depletion
   and amortization                   $      2   $      2   $      4    $      4
Production costs (per ounce sold):
  Direct mining and production
   costs                              $    234   $    229   $    233    $    212
  Capitalized mining and other               2          4          2           2
  Royalties and production
   taxes                                    --         --         --          --
  Reclamation and mine closure
   costs                                     2          2          2           2
    Costs applicable to sales         $    238   $    235   $    237    $    216
    Depreciation, depletion
     and amortization                 $     78   $     74   $     78    $     71

GOLD DERIVATIVE POSITION (AT JUNE 30, 2006)
CURRENT MATURITY SUMMARY (1) (3) (000 OUNCES)

                                          Put Option            Price Capped
                                         Contracts(4)           Contracts (4)
                                      -------------------   --------------------
Year                                    Ozs      Price(2)     Ozs       Price(2)
---------------------------------     --------   --------   --------    --------
2006                                        20   $    392         --          --
2007                                        20   $    397         --          --
2008                                        --         --      1,000    $    384
2009                                        --         --        600    $    381
2010                                        --         --         --          --
2011                                        --         --        250    $    392
Total/Average                               40   $    394      1,850    $    384

Notes:

(1) For more detailed descriptions, definitions and explanations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 2, 2006.

(2) Prices quoted are gross contract prices, which represent the gross cash flow per ounce of each contract. Not included in these prices are the additional cash outflows associated with borrowing gold over the life of the contract where the contracts are floating in nature. The rate at which gold is borrowed is determined over the life of the contract based on the prevailing market gold lease rate for the time period that the borrowing is fixed. The borrowing can be fixed for varying periods over the life of the contract.

(3) In addition to the gold derivative positions shown in the table above, the Company entered into a prepaid forward gold sales contract in July 1999, which is reflected as debt on the Company's consolidated balance sheets. Under the prepaid forward gold sales contract, the Company delivered the second of three annual installments of 161,111 ounces of gold in June 2006. The final installment of 161,111 ounces of gold is scheduled to be delivered in June 2007.

(4) The gold put option contracts had a negative mark-to-market value of $2 million at June 30, 2006. The price capped contracts had a negative mark-to-market of $532 million at June 30, 2006.

     The Company's second quarter earnings conference call and web cast presentation will be held on July 27, 2006 beginning at 4:00 p.m. Eastern Time (2:00 p.m. Mountain Time). To participate:

     Dial-In Number:     517.308.9058
     Leader:             Randy Engel
     Password:           Newmont

     The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Presentations and will be archived there for a limited time.

     Investor and Media Contacts
     Randy Engel                 303.837.6033        randy.engel@newmont.com
     John Gaensbauer             303.837.5153        john.gaensbauer@newmont.com
     Seth Foreman                303.837.5247        seth.foreman@newmont.com
     Joy Shults                  303.837.6020        joy.shults@newmont.com

     Cautionary Statement

     This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold and copper production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures, royalty and dividend income, tax rates and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; (v) statements regarding future exploration results and the replacement of reserves; and (vi) statements regarding cost structure and competitive position. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2005 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE  Newmont Mining Corporation
     -0-                             07/27/2006
     /CONTACT: Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or John Gaensbauer, +1-303-837-5153, john.gaensbauer@newmont.com, or Seth Foreman, +1-303-837-5247, seth.foreman@newmont.com, or Joy Shults, +1-303-837-6020,
joy.shults@newmont.com, all of Newmont Mining Corporation/
     /Web site:  http://www.newmont.com /
     (NEM)